EXHIBIT 6


     ACCEL INTERNATIONAL CORPORATION 1987 STOCK INCENTIVE PLAN

                      STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (the "Agreement") is between ACCEL International Corporation, a Delaware corporation (the "Company"), and the person whose name appears on the Schedule attached to this Agreement (the "Optionee"), under the ACCEL International Corporation 1987 Stock Incentive Plan (the "Plan").

     Because of exceptional services provided by the Optionee to the Company, the Optionee has been granted one or more Options on the terms and conditions set forth in this Agreement and the Schedule.

     SECTION 1. DEFINITIONS. Terms which are defined in the applicable Plan will have the meaning set forth therein and the following terms will have the following meanings when used in this Agreement:

     "EXPIRATION DATE" is the earlier of (a) the last date on which any Options may be exercised, as set forth Section 4 and in the Schedule, or
(1)) the date ten years after the date the Option was grant.

     "SCHEDULE" means the schedule attached to the end of this Agreement listing information about the Options being granted to the Optionee.

     SECTION 2. OPTIONS. The Optionee is hereby granted Options to purchase Stock as set forth and under the terms contained in the Schedule.

     SECTION 3.  EXERCISE OF RIGHTS.

          3.1. TIMES WHEN SHARES CAN BE BOUGHT. Subject to the provisions of the Plan, Options will become exercisable as set forth on the Schedule.

          3.2. NOTICE. If the Optionee wishes to exercise any of the Optionee's rights, the Optionee must give notice of exercise to the Company at the Company's principal office. The Optionee must give the notice in writing and must use a form provided by the Committee. The Optionee must include with the notice full payment for any Stock being bought under any Option. The notice and payment must be delivered to the Company before the Expiration Date.

          3.3.  PAYMENT.

               3.3.1. CONSIDERATION. Payment of the option price for any Stock being bought under an Option must be made by certified or bank check or by delivering to the Company certificates representing the Company's Stock which the Optionee already owns. If the Optionee pays by delivering Stock of the Company, the Optionee must include with the Notice of Exercise the certificates for such Stock duly endorsed for transfer. The Company will value the Stock delivered by the Optionee at their Fair Market Value on the date of receipt as set forth in the Plan and, if the Fair Market Value of the Stock delivered by the Optionee exceeds the amount required under this Section 3.3, will return to the Optionee cash in an amount equal to the Fair Market Value, so determined, of any fractional portion of a share of Stock exceeding the amount required and will issue or cause to be issued a certificate for any whole share of Stock exceeding the amount required. The Company undertakes no responsibility with respect to liability under Section 16 of the Securities Exchange Act of 1934, and the Optionee agrees to take full responsibility with respect to such liability.

               3.3.2. WITHHOLDING. The Optionee may not buy any Stock under an Option unless, at the time the Optionee gives Notice of Exercise to the Company, the Optionee includes with the notice payment by a certified or bank check of all local, state or federal withholding taxes due on account of buying Stock under the Option or gives other assurance of the payment to the Company of those withholding taxes satisfactory to the Committee.

          3.4. TRANSFER. The Company shall deliver certificates made out in the name of the Optionee for Stock bought under an Option as soon as practicable after receiving payment for the Stock and for any taxes under
Section 3.3 and all documents required under the Plan and the Agreement. If the Plan or any law, regulation or interpretation requires the Company to take any action regarding the Stock before the Company issues certificates for the Stock being bought, the Company may delay delivering the certificates for those Stock for the period necessary to take that action.

     SECTION 4.  TERMINATION.

          4.1. EMPLOYEES. Unless indicated otherwise on the Schedule, all Options granted to an Optionee who is an Employee will lapse 180 days after the Optionee terminates employment with the Company but in no event later than the tenth anniversary of the date of grant), except (a) if such termination is the result of the Optionee's gross misconduct or neglect as determined by the Committee, all Options will lapse immediately on Termination, and (b) if the Termination is the result of the death of the Optionee, all Options granted to the Optionee will lapse 180 days after the death of the Optionee (but in no event later than the tenth anniversary of the date of grant).

          4.2. DIRECTORS. Unless the Schedule provides that an Option will lapse later, all Options granted to an Optionee who is a Director but not employed by the Company shall lapse 180 days after the Optionee's status as a Director has terminated for any reason (but in no event later than the tenth anniversary of the date of grant).

     SECTION 5. PLAN TO GOVERN. This Agreement is made under the provisions of the Plan and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Optionee confirms that Optionee has received a copy of the Plan.

     SECTION 6. CHANGE OF CONTROL. The Optionee will become fully vested in all Options and may immediately exercise all Options, notwithstanding the rate of which such Options become exercisable under the Schedule, upon the occurrence of one of the following events:

          6.1. TAKEOVER. The acquisition by any person (defined for purposes of this Agreement to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or an employee benefit plan created by the Company's board of directors for the benefit of its Employees, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under
Section 13(d) of the Exchange Act) of securities issued by the Company having 50% or more of the voting power of all the voting securities issued by the Company in the election of directors at the next meeting of the holders of voting securities to be held for such purpose, and such person acquired such beneficial ownership without prior consent of the Company's board of directors.

          6.2. PROXY DISPUTE. The election of a majority of the directors, elected at any meeting of the holders voting securities of the Company, who were not nominated for such election by the Company's board of directors or a duly constituted committee of such board.

          6.3. DISSOLUTION. The dissolution, liquidation, reorganization, merger, or consolidation with or transfer of substantially all the assets of the Company to another person, provided that the Company's board of directors does not approve such dissolution, liquidation, reorganization, merger, consolidation, or transfer.

     SECTION 7.  MISCELLANEOUS.

          7.1. ENTIRE AGREEMENT. This Agreement and the Plan contain all of the understandings between the Company and the Optionee concerning all Options and payments granted under the Plan, and includes all earlier negotiations and understanding. The Company and the Optionee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not contained in this Agreement or the Plan.

          7.2. EMPLOYMENT. By establishing the Plan, granting rights under the Plan and entering into this Agreement, the Company does not give the Optionee any right to continue to be employed by or associated with the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan. This Agreement and the Plan will not interfere with or limit the right of the Company to end the Optionee '5 employment or association at any time.

          7.3. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

          7.4. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when signed by the Company and the Optionee will be deemed an original and all of which together will be deemed the same Agreement.

          7.5. NOTICE. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company or the Committee, at the principal office of the Company and, if to the Optionee, at the Optionee's last known address on the personnel records of the Company.

          7.6. AMENDMENT. This Agreement may be amended by the Company as provided by the Plan. However, unless the Optionee consents, the Company cannot amend this Agreement if the amendment will materially change or impair the Optionee's rights under this Agreement and such change will not be to the Optionee's benefit.

          7.7. TRANSFER AND SUCCESSION. The Optionee may not sell, give, transfer, encumber or assign, or use as collateral, any of the Optionee's rights under this Agreement or the Plan other than by will or the laws of decent and distribution. If an Option is exercisable after the Optionee's death, the personal representative of the Optionee 5 estate shall have the right to exercise such options subject to Section 4. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Optionee and their heirs, successors and assigns.

          7.8. GOVERNING LAW. This Agreement shall be governed and construed exclusively in accordance with the law of the State of Ohio applicable to agreements to be performed in the State of Ohio to the extent it may apply.

     IN WITNESS WHEREOF the Company and Optionee have caused this Agreement to be signed and delivered as of the date set forth on the Schedule.

                         ACCEL INTERNATIONAL CORPORATION

                         By: /S/ R. MAX WILLIAMSON
                         Its:


                         OPTIONEE

                         /S/ DAVID T. CHASE

                         Signature


                         Print Name

                                    SCHEDULE
                                       TO
                             STOCK OPTION AGREEMENT

IDENTIFICATION.

     1.   Name of Optionee:                     David T. Chase

     2.   Address of Optionee:                  96 High Ridge Road
                                                West Hartford, CT 06117

     3.   Social Security Number of Optionee:   ###-##-####

     4.   Date of Option Agreement:             June 2, 1992

TERMS OF GRANT.

     1. Number of shares under the ACCEL International Corporation 1987 Stock Incentive Plan:
          (a)  Incentive Option:                           -0-
          (b)  Nonincentive Option:                        1,000

     2.   Fair Market Value per Share as of date of grant: $5.88

     3.   Price per Share:                                 $5.88

     4.   Date of Grant:                                   June 2, 1992

     5.   Expiration Date:                                 June 1, 2002

     6.   Rate at which Option becomes exercisable:
                                        % of Total Shares as to which
               DATE                        OPTION IS THEN EXERCISABLE

          June 2, 1993                            50%
          June 2, 1994                            50%

     7.   Conditions Precedent:                   None

THIS SCHEDULE IS AN IMPORTANT PART OF YOUR STOCK OPTION AGREEMENT AND SHOULD BE ATTACHED TO IT.

                                   /S/ R. MAX WILLIAMSON

                                   R. Max Williamson, President and
                                   Chief Executive Officer

                                   /S/ DAVID T. CHASE

                                   David T. Chase